CERTAIN IDENTIFIED INFORMATION MARKED WITH "[***]" HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH (I) NOT MATERIAL AND THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of September 29, 2023 (the “Execution Date”), and effective as of July 1, 2023 (the “Effective Date”), is made by and among LBF Travel Management Corp., a Delaware corporation (the “Buyer”), LBF Travel, Inc., a Delaware corporation (the “Company”), and Mondee, Inc., a Delaware corporation (the “Seller”). The Company and the Seller are sometimes referred to herein as the “Seller Parties.” The Seller Parties and the Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
WHEREAS, the Company (f/k/a LBF Acquisition Corporation, Inc.) purchased the equity interests of LBF Travel Holdings, LLC, a Delaware limited liability company (“LBF Travel Holdings”), Mondee Tech Private Limited (f/k/a LBF Travel India Private Limited) (“Mondee India”), an India private company limited by shares, and BookingWiz (Thailand) Ltd., a Thailand private limited company (“BookingWiz”), pursuant to that certain Equity Interest Purchase Agreement, dated as of December 20, 2019 (the “Prior Purchase Agreement”), by and among the Company, Michael Thomas and the Buyer. As set forth in the Prior Purchase Agreement, BookingWiz was acquired directly from Michael Thomas.
WHEREAS, the Seller transferred control of the Company, including control over business financial and risk decisions, to Buyer, through its ultimate beneficial owner, Michael Thomas, , as of the Effective Date.
WHEREAS, the Seller was the current record and beneficial owner of one share of Common Stock of the Company, par value $0.01 (the “Shares”), which constitute all of the outstanding shares of capital stock of the Company.
WHEREAS, prior to the Effective Date, the Company has distributed, or caused to be distributed, the equity interests of BookingWiz and Mondee India to the Seller resulting in the Seller, directly or indirectly or through an affiliate, owning 99.99% of the equity interest of BookingWiz and all of the equity interest of Mondee India (collectively the “Pre-Closing Restructuring”).
WHEREAS, the Parties had agreed that for the period between the Effective Date and the Execution Date, as part of the consideration, Seller would fund all operating, marketing, charge backs and otherwise all losses relating to the Company up to an amount of $10,000,0001 (“Permitted Amount”).
WHEREAS, the Buyer desired to purchase all of the Shares from the Seller, and the Seller desired to sell such Shares to the Buyer as originally agreed on the Effective Date, all in accordance with the terms and conditions contained in this Agreement.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1 This amount was amended via side letter agreed by the parties hereto.
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ARTICLE 1:  PURCHASE AND SALE
1.1Agreement to Purchase and Sell. Subject to the terms and conditions set forth in this Agreement, effective as of the Effective Date, the Buyer purchases and acquires from the Seller, and the Seller sells, assigns, transfers, conveys and delivers to the Buyer, all of the right, title and interest in and to the Shares.
1.2Purchase Price. The aggregate consideration for the Shares (the “Purchase Price”) shall be 200,000 shares of Class A Common Stock of Mondee Holdings, Inc., par value $0.0001, held by Buyer (the “Holdings Shares”).
1.3Payment and Adjustments. Effective as of the Effective Date, the Buyer shall, in exchange for the Shares, sell, assign, transfer, convey and deliver to the Seller, all of the right, title and interest in and to the Holdings Shares.
1.4Revenue, Costs and Obligations between the Effective Date and the Execution Date. The Buyer shall be entitled to all Company revenue and be responsible for all Company operating costs, marketing costs, employee costs, working capital and all other costs and obligations of the Company in excess of the Permitted Amount for the period between the Effective Date and the Execution Date. To the extent that the Seller may have funded or will fund any such costs, working capital and other costs and obligations during the period between the Effective Date and the Execution Date, up to the Permitted Amount, such costs, working capital and other costs and obligations shall be deemed as additional consideration for the Shares under this Agreement. Seller shall be responsible for the costs of all chargebacks, debit memos, refunds, or other financial settlements of the Company for the period following to the Effective Date through the Execution Date, which shall be treated as working capital for accounting purposes. For any chargebacks or refunds recovered by Seller or Buyer for the period following the Effective date through Execution Date, 50% of such amounts shall be paid to the other party when received.
1.5Proration of Ad Valorem Taxes. The Buyer and the Seller shall apportion all real estate, personal property and similar ad valorem Taxes of the Company based upon the number of days in the applicable Tax period before and after the Effective Date. The Seller shall be responsible for all such costs for periods ending before the Effective Date, and the Buyer shall be responsible for all such costs for periods on and after the Effective Date. If the final prorated amounts are not known as of the Execution Date, such amounts shall be estimated and adjustments thereto shall be made after the Execution Date at such time as they are known to the Parties.
ARTICLE 2:  CLOSING
2.1Closing. The closing of the transactions contemplated by this Agreement (i) shall take place by electronic exchange of the closing deliverables on the Execution Date, and (ii) shall be deemed to be effective as of 12:01 a.m. (Eastern Standard Time) on the Effective Date, and to have taken place at the offices of Hutchison PLLC in Raleigh, North Carolina. All deliveries, payments and other tasks to be performed at the closing of the transactions contemplated by this Agreement are interdependent and none shall be fully and finally effective unless and until all are fully and finally effective (except to the extent waived by the Party entitled to the benefit thereof).

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2.2The Seller Parties Deliveries. On or prior to the Execution Date, the Seller Parties, as applicable, have delivered each of the following in form and substance reasonably acceptable to the Buyer:
(a)a duly executed stock power from Seller conveying the Shares to the Buyer, effective as of the Effective Date;
(b)a duly executed resignation from each director and officer of the Company and its subsidiaries, and from such other persons as specified by the Buyer;
(c)a Transition Services Agreement executed by the Seller (the “Transition Services Agreement”); and
(d)a duly executed copy of the Lock-up letter Agreement (the “Lock-Up Letter Agreement”).
2.3The Buyer Deliveries. On or prior to the Execution Date, the Buyer has delivered each of the following in form and substance reasonably acceptable to the Seller:
(a)a duly executed stock power from the Buyer conveying the Holdings Shares to the Seller, effective as of the Effective Date; and
(b)the Transition Services Agreement executed by the Company, Seller and Buyer.

ARTICLE 3:  REPRESENTATIONS AND WARRANTIES

3.1Representations and Warranties of the Company and the Seller Concerning the Company. The Seller Parties hereby represent and warrant to the Buyer, as of the Effective Date and as of the Execution Date, as follows:
(a)Existence and Qualification; Subsidiaries. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority and all authorizations, licenses, Permits and certifications necessary to own all of its properties and assets and to carry on its business as it is now being conducted. The Company is in good standing in each of the jurisdictions in which the nature of its business requires it to be qualified as a foreign entity, except to the extent the failure to be in good standing or so qualified would not constitute a material adverse effect.

(b)Capitalization. The outstanding equity interests of the Company consist solely of the Shares. All of the Shares are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of: (i) any preemptive or other rights of any Person to acquire securities of the Company, or (ii) any applicable federal or state securities laws, and the rules and regulations promulgated thereunder. There are no outstanding subscriptions, options, convertible securities, rights (preemptive or otherwise), warrants, calls or agreements relating to any equity interests of the Company.
(c)Authority; No Violation; Enforceability. The Company has all requisite power and authority necessary to enter into this Agreement and the other Transaction Documents to be executed and delivered by it pursuant to this Agreement and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other

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Transaction Documents, and the performance by the Company of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by all necessary action on the part of the Company. The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, do not and will not: (i) violate or conflict with any Applicable Law, (ii) violate, conflict with or result in a breach or default under its Certificate of Incorporation or Bylaws (iii) do not and will not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of or result in the creation of a right of termination or acceleration or any Lien upon any assets of the Company under the provisions of any Contract or Permit by which the Company is bound or affected, or, (iv) require the consent, waiver or approval of, or notice to any other Person, other than such consents, filings or notices made or obtained as of the date hereof. This Agreement and the other Transaction Documents to which the Company is a party (assuming the due execution by all other parties thereto) will constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with its and their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Applicable Law).
(d)Assets. Except for the Transferred Assets, the shares of capital stock of BookingWiz and Mondee India and the assets and liabilities held by BookingWiz and Mondee India, the shares of capital stock, and related assets and liabilities, transferred pursuant to this Agreement constitute, in all material respects, the shares of capital stock, and related assets and liabilities, acquired by the Seller pursuant to the Prior Purchase Agreement.
(e)Brokerage Commissions. No Person is entitled to any brokerage commission, investment banking, or finder’s fee in connection with any of the transactions contemplated by this Agreement by reason of any act or omission of any of the Seller or the Company.
3.2Representations and Warranties of the Seller Concerning the Seller. The Seller represents and warrants to the Buyer, as of the Effective Date and as of the Execution Date, as follows:
(a)Valid Title. The Seller is the sole, true, and lawful owner of the Shares, free and clear of any and all Liens, other than [***]. Other than the Shares, the Seller owns no securities of the Company or options to purchase or rights to subscribe for or otherwise acquire any securities of the Company and has no other interest in or voting rights with respect to any securities of the Company.
(b)Authorization; Binding Effect. The Seller has the legal capacity to enter into this Agreement and the Transaction Documents contemplated hereby to which the Seller is a party and to consummate the transactions contemplated thereby. This Agreement, the Transaction Documents and each such document to which the Seller is or will be a party have been duly executed and delivered by the Seller and, when duly authorized, executed and delivered to all other parties thereto, will constitute a valid and binding agreement of the Seller enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Applicable Law).

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(c)Governmental Authorization and Consents. No consent by or filing with, or notice to, any Governmental Authority or any other Person, is required by the Seller in connection with the execution, delivery and performance by the Seller of this Agreement, other than such consents, filings or notices made or obtained as of the date hereof, and each of the documents, agreements, instruments and certificates to which the Seller is a party in connection with the transactions contemplated hereunder and thereunder.
(d)Non-contravention. The execution and delivery of this Agreement, and each of the documents, agreements, instruments and certificates to which the Seller is a party, by the Seller, the performance by the Seller of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereunder and thereunder, do not and will not (i) contravene or conflict with any applicable provision of any Applicable Law, regulation, rule, judgment, injunction, order or decree binding upon or applicable to the Seller, or (ii) contravene or constitute a default under any written agreement or obligation to which the Seller is a party by which any of its properties or assets are bound.
3.3Representations and Warranties of the Buyer. The Buyer hereby represents and warrants to the Seller, as of the Effective Date and as of the Execution Date, as follows:
(a)Valid Title. The Buyer is the sole, true, and lawful owner of the Holdings Shares, free and clear of any and all Liens, other than [***].
(b)Organization; Authorization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has the power and authority to purchase the Shares from the Seller pursuant to this Agreement and to execute, deliver and otherwise perform this Agreement and the other Transaction Documents to be executed and delivered by the Buyer pursuant to this Agreement. This Agreement, the Transaction Documents and each such document to which the Buyer is or will be a party have been duly executed and delivered by the Buyer and, when duly authorized, executed and delivered to all other parties thereto, will constitute a valid and binding agreement of the Buyer enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Applicable Law).
(c)Governmental Authorization and Consents. No consent by or filing with, or notice to, any Governmental Authority or any other Person, is required by the Buyer in connection with the execution, delivery and performance by the Buyer of this Agreement, other than such consents, filings or notices made or obtained as of the date hereof, and each of the documents, agreements, instruments and certificates to which the Buyer is a party in connection with the transactions contemplated hereunder and thereunder.
(d)Non-Contravention. The execution and delivery by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated by this Agreement do not and will not (i) violate or conflict with any Applicable Law, or (ii) require the consent, waiver or approval of, or notice to any other Person, other than such approvals as have been obtained prior to the Execution Date.
(e)Brokerage Commissions. No Person is entitled to any brokerage commission, investment banking, or finder’s fee in connection with any of the transactions contemplated by this Agreement by reason of any act or omission of the Buyer.

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ARTICLE 4:  ADDITIONAL AGREEMENTS
4.1Tax Matters.
(a)The Seller shall be liable for all Taxes with respect to the Company, its business or its assets, and with respect to the Seller’s interests therein, for all taxable periods or portions thereof ending on or before the Effective Date, and shall indemnify and hold the Buyer, the Company, and their respective Affiliates harmless against all such Taxes.
(b)The Seller, at the Seller’s sole expense, shall prepare or cause to be prepared in accordance with past practices of the Company, unless otherwise required by Applicable Law, the income Tax Returns of the Company for any Tax period ending on or prior to the Effective Date. The Seller shall provide the Buyer the right to review and comment on any such income Tax Returns due after the Execution Date at least 30 days prior to the due date for such income Tax Returns and consider in good faith all changes to such income Tax Returns as are reasonably requested by the Buyer. Subject to Section 4.1(c), the Buyer shall cause the Company to timely file all such income Tax Returns.
(c)The Buyer, at the Buyer’s sole expenses, shall prepare or cause to be prepared in accordance with past practices of the Company, unless otherwise required by Applicable Law, the income Tax Returns of the Company for any taxable period that begins before and ends after the Effective Date (a “Straddle Period”). The Parties agree to use the following conventions for determining the amount of Taxes attributable to the portion of the Straddle Period ending on the Effective Date: (i) in the case of a Tax that is based on income, sales or gross receipts, payroll, or specific transactions, the amount attributable to the portion of the Straddle Period ending on the Effective Date shall be determined as if the Company filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending on the Effective Date (as of the end of the day) using a “closing of the books methodology;” and (ii) in the case of other Taxes, including real property Taxes, the amount attributable to the portion of the Straddle Period ending on the Effective Date shall be determined by multiplying the total amount of such Tax for the entire Straddle Period by a fraction, the numerator of which is the number of days in the taxable period up to and including the Effective Date, and the denominator of which is the total number of days in such Straddle Period.
(d)The Buyer shall not file any amendment to previously filed Tax Returns of the Company or otherwise change any election or any accounting method with respect to a Tax period that begins and ends before the Effective Date without the consent of the Seller, which shall not be unreasonably withheld.
(e)After the Execution Date, the Buyer and the Company, on the one hand, and the Seller, on the other hand, shall provide each other with such assistance as may be reasonably requested in connection with the preparation of any Tax Return, any audit or other examination by any Tax authority, or any judicial or administrative proceeding relating to liability for Taxes of the Company.
(f)All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Seller when due; provided that the payment of the India Transfer Tax Liability will be paid in accordance with Section 4.7(c).

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(g)Any income Tax refunds that are received by the Buyer or the Company or its subsidiaries and any amounts credited against income Taxes to which the Buyer, the Company or any of its subsidiaries become entitled, that relate to income Tax periods or portions thereof ending on or before the Effective Date shall be for the account of the Seller, and the Buyer shall pay over to the Seller any such refund or the amount of any such credit within 15 days after such receipt.]
4.2Termination of Restrictive Covenants. The Seller acknowledges and agrees that, from and after the Effective Date, Buyer and Michael Thomas (“Thomas”) are no longer subject to or bound by the restrictive covenants set forth in Sections 6.2(a) and 6.2(b) of the Prior Purchase Agreement, nor is Thomas subject to or bound by the restrictive covenant set forth in Section 3(a) of that certain Employment Agreement dated December 20, 2019 between Seller and Thomas.
4.3Acknowledgement of the Buyer. The Buyer acknowledges that it has conducted to its satisfaction an investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company, and that in making its determination to proceed with the transactions contemplated by this Agreement, the Buyer has relied on the results of its own investigation and verification and the representations and warranties of the Seller and the Company expressly set forth in Sections 3.1 and 3.2 and the representations and warranties set forth in the Transaction Documents. Such representations and warranties by the Seller and the Company constitute the sole and exclusive representations and warranties of the Seller and the Company to the Buyer in connection with the transactions contemplated by this Agreement, and the Buyer understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied are specifically disclaimed by the Seller and the Company.
4.4Confidentiality; Public Announcements. The Buyer and the Seller agree that the terms and conditions of the transactions contemplated in this Agreement are to remain confidential, except that a Party and its Affiliates may disclose the terms and provisions of this Agreement (a) to such Party’s Affiliates, (b) to the extent that any Party or any of its Affiliates is required by Applicable Law or the listing rules of any securities exchange, including NASDAQ, to make public disclosure, or (c) in any Action, including any audit, to the extent necessary to enforce any rights under this Agreement. In any such case, the disclosing Party shall provide the other Party with prior notice of such disclosure and the content thereof. Notwithstanding the foregoing, the Seller and its Affiliates may issue a press release or make other public announcements disclosing that the transactions contemplated by this Agreement have been consummated and describing the Parties, the Company and the business, but shall not disclose any other terms of the transactions, unless otherwise required by Applicable Law or the listing rules of any securities exchange, including NASDAQ, or consented to by the Buyer.
4.5Expenses. Except as otherwise specifically provided in this Agreement, each Party will pay all costs and expenses incident to its negotiation and preparation of this Agreement and the other Transaction Documents and to its performance and compliance with all the agreements and conditions contained herein, including the fees, expenses and disbursements of its counsel, investment bankers and accountants.
4.6Transfer of Certain Assets. At the request of the Seller, the Company shall assign to the Seller, at the sole cost of the Seller, and the Seller shall assume from the Company, the contracts set forth on Schedule 4.6, in each case for no additional consideration (collectively, the “Transferred Assets”). Each Party will do such things as may be reasonably requested by

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the other Party hereto in order to consummate or document the assignments and transfers contemplated by this Section 4.6.
4.7Reimbursement. The Seller shall reimburse the Company for:
(a)50% of all reasonable attorneys’ fees incurred by the Company in connection with Skylar Bishil, v. LBF Travel, Inc. et al., Superior Court of California, County of Los Angeles, Case No. 22STCV20224; and
(b)50% of all reasonable attorneys’ fees incurred by the Company in connection with Blue Ribbon Bags, LLC v. LBF Travel, Inc., Supreme Court of the State of New York, County of New York, Case No. 653411/2020.
(c) 50% of all India Transfer Tax Liability incurred by the Company on or before the Execution Date.

4.8Further Assurances. Upon the execution of this Agreement and thereafter, each Party will do such things as may be reasonably requested by the other Party hereto in order more effectively to consummate or document the transactions contemplated by this Agreement or the Pre-Closing Restructuring.
ARTICLE 5:  INDEMNIFICATION
5.1Indemnification by the Buyer. The Buyer shall indemnify, defend and hold the Seller, its officers, directors, stockholders, employees, Affiliates, successors and assigns harmless from and against any losses, claims, liabilities, obligations, costs, expenses (including reasonable attorneys’ and professional fees), penalties, fines, interest, damages, and monetary sanctions (“Losses”) incurred or sustained by any of them in connection with, arising out of, or relating to any lawsuit, claim, controversy, order, decree or other legal or equitable proceeding (“Proceeding”) by [***] or any stockholders of the Buyer, in connection with the consummation of the transactions contemplated by this Agreement.
5.2 Indemnification by the Seller. The Seller shall indemnify, defend and hold the Buyer, its officers, directors, stockholders, employees, Affiliates, successors and assigns harmless from and against any Losses incurred or sustained by any of them in connection with, arising out of, or relating to:
(a)any inaccuracy in or breach of any representation or warranty contained in Sections 3.1 and 3.2 and the representations and warranties set forth in the Transaction Documents;
(b)any breach or nonfulfillment of any covenants agreements or other provisions by the Seller set forth in the Transaction Documents; and
(c)the Pre-Closing Restructuring.
5.3Certain Limitations. Notwithstanding anything to the contrary contained in this Agreement, the maximum aggregate amount of indemnifiable Losses which may be recovered from the Seller arising out of or relating to the causes set forth in Sections 5.2(a) and 5.2(b), as the case may be, shall be equal to $2,000,000.

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ARTICLE 6:  MISCELLANEOUS
6.1Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) if delivered by hand, on the date delivered; (b) one business day after being sent, costs prepaid, by a nationally recognized overnight courier; or (c) on the date transmitted, if sent before 5:00 p.m. at recipient’s local time or, if later, on the next business day, if sent by facsimile or e-mail of a PDF document. Unless hand-delivered, such communications must be sent to the respective Parties at the address set forth beneath his or its signature below (or at such other address for a Party as may be specified in a notice given in accordance with this Section 6.1).
6.2Assignment; Binding Effect. No Party may assign or transfer its rights and obligations under this Agreement, except with the prior written consent of the other Parties. This Agreement is binding upon the Parties and their successors and assigns and inures to the benefit of the Parties and their permitted successors and assigns and, when appropriate to effect the binding nature of this Agreement for the benefit of the other parties, any other successor or assign.
6.3Certain Definitions. For purposes of this Agreement, the following terms have the meanings specified in this Section 6.3. Other terms are defined throughout the body of this Agreement.
“Affiliate” means, as to a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Persons specified, where “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Law” means each provision of any constitution, statute, law, rule, regulation, decision, order, decree, judgment, release, license, permit, stipulation or other official pronouncement enacted, promulgated or issued by any Governmental Authority or arbitrator or arbitration panel.
“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banking institutions in the State of Texas are authorized or obligated by law or executive order to be closed.
“Code” means the Internal Revenue Code of 1986, as amended
“[***]” means, collectively (i) [***], and (ii) [***].
“Governmental Authority” means any legislative, executive, judicial, quasi-judicial or other public authority, agency, department, bureau, division, unit, court or other public body or Person.
“India Transfer Tax Liability” means any ownership transfer Taxes or charges associated with Mondee India owing or accrued in India as of December 20, 2019.
“Lien” means any mortgage, deed to secure debt, deed of trust, security interest, lien, pledge, charge, encumbrance, other rights of third parties, or adverse claim of any kind whatsoever, including any other security arrangement of any nature whatsoever, any conditional

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sale or title retention arrangement, any assignment, deposit arrangement or lease intended as, or having the effect of, security, and the interest of a lessor or lessee under a lease treated as a capitalized lease.
“Permits” means licenses, permits, registrations, franchises, grants, authorizations, consents, approvals, orders and certificates from Governmental Entities.
“Person” means any individual, sole proprietorship, partnership, corporation, joint venture, limited liability company, estate, trust, unincorporated organization, association, institution, or other entity or Governmental Authority.
“Representatives” means, as applicable to any Person, any and all directors, officers, managers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Tax” or “Taxes” means: (A) any and all federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, stamp duty land tax, stamp duty reserve tax, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (B) any liability for the payment of any amounts of the type described in clause (A) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person’s taxes as a transferee or successor, by contractual obligation or otherwise.
“Tax Return” means any return, declaration, report, form, claim for refund or credit or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Transaction Documents” means this Agreement, the Transition Services Agreement, the Lock-Up Letter Agreement and all other agreements, instruments, and documents contemplated hereby or delivered herewith.
6.4Severability. Any determination by any court of competent jurisdiction of the invalidity of any provision of this Agreement that is not essential for accomplishing its purposes will not affect the validity of any other provision of this Agreement, which will remain in full force and effect and which will be construed as to be valid under Applicable Law.
6.5Governing Law. This Agreement is governed by, and will be construed and enforced in accordance with, the laws of the State of Delaware
6.6Remedies Cumulative. The rights and remedies specified in any provision of this Agreement are in addition to all the rights and remedies a Party may have under any other provision of this Agreement or Applicable Law, including any right to equitable relief and any right to sue for damages under this Agreement, and all such rights and remedies are cumulative, provided no Person shall be entitled to more than one recovery for the same Loss. Without limiting the foregoing, no exercise of a remedy shall be deemed an election excluding any other remedy (any such claim by any other Party being hereby waived).

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6.7Entire Agreement; Amendment; Waiver. This Agreement and the other agreements contemplated by this Agreement supersede all prior negotiations, agreements and understandings between the Parties as to their subject matter, constitute the entire agreement between the Parties as to their subject matter, and may not be altered or amended except in writing signed by the Parties. The failure of any Party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same; and no waiver by any Party of any provision (or of a breach of any provision) of this Agreement, whether by conduct or otherwise, in any one of more instances will be deemed or construed either as a further or continuing waiver of any such provision or breach or as a waiver of any other provision (or of a breach of any other provision) of this Agreement.
6.8No Third Party Beneficiaries. The Parties do not intend to confer any benefit under this Agreement upon anyone other than the Parties, and nothing contained in this Agreement will be deemed to confer such benefit on any other Person.
6.9Rules of Construction. For purposes of this Agreement: (a) “including” and any variations thereof and any other words or phrases of inclusion will not be construed as terms of limitation, so that references to “including” shall be construed as “including without limitation” and references to “included” matters will be regarded as non-exclusive, non-characterizing illustrations; (b) titles and captions of or in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions; (c) whenever the context so requires, the singular includes the plural and the plural includes the singular, and the gender of any pronoun includes the other genders; and (d) each exhibit and schedule referred to in this Agreement and each attachment to any of them or this Agreement is hereby incorporated by reference into this Agreement and are made a part hereof as if such exhibits and schedules were fully set forth herein.
6.10Computation of Time. Time is of the essence with respect to all time periods and due dates in this Agreement. However, if the last day for the exercise of any privilege or the discharge of any duty under this Agreement falls upon a day which is not a Business Day, then the Party having such privilege or duty will have until 5:00 p.m. its local time on the next regular business day to exercise such privilege or to discharge such duty.
6.11Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement, the Prior Restructuring and all such transactions, which shall include, but not be limited to, providing director resignations with respect to Mondee India as requested by the Seller.
6.12Counterparts. This Agreement may be executed in any number of counterparts, each of which will constitute an original, and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or Portable Document Format (PDF) shall be as effective as delivery of a manually executed counterpart.
[Signatures on following page]

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IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the day and year first above written.

BUYER:

LBF TRAVEL MANAGEMENT CORP.
By: /s/ Michael Thomas
Name: Michael Thomas
Title:

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the day and year first above written.

COMPANY:

LBF TRAVEL, INC.
By: /s/ Prasad Gundumogula
Name: Prasad Gundumogula
Title: Chief Executive Officer

SELLER:
MONDEE, INC.
By: /s/ Prasad Gundumogula
Name: Prasad Gundumogula
Title: Chief Executive Officer
SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT